Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
HYDROFARM HOLDINGS GROUP, INC.
(as amended and supplemented through June 9, 2025)

ARTICLE I: NAME
The name of the corporation is Hydrofarm Holdings Group, Inc.
ARTICLE II: REGISTERED OFFICE
The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, Kent County; and the name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc. The Corporation shall have the authority to designate registered offices and registered agents in other jurisdictions and to change its registered office and registered agent in the State of Delaware.
ARTICLE III: REGISTERED OFFICE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV: CAPITALIZATION
A.Capital Stock
The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred fifty million (350,000,000) shares, of which (i) three hundred million (300,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) fifty million shares (50,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).
The number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate (including pursuant to any certificate of designation of any series of Preferred Stock).
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.
Effective at 5:00 p.m. Eastern Time on February 12, 2025, (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each 10 shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued as a result of the Reverse Stock Split (and for each holder who would otherwise be entitled to a fractional share as a result of the Reverse Stock Split, rounding down to the next whole share, and such holder shall be entitled to receive cash for such holder’s fractional share in an amount equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock on the date of the Effective Time of the Reverse Stock Split.) Notwithstanding the foregoing, the Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Stock Split, unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.
B.Common Stock
1.Voting. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
2.Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof.
3.Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
C.Preferred Stock
Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide from time to time, out of the authorized, unissued shares of Preferred Stock, for one or more series of Preferred Stock, and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock, and unless otherwise provided in the designation of such series, the Board of Directors may increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series, and if the number of shares of such series shall be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any certificate of designation relating to such series of Preferred Stock).
ARTICLE V: DIRECTORS
1.General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
2.Election of Directors. Election of directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.
3.Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of the Certificate, as amended, including any certificate of designation of any series of a class designated as Preferred Stock, and this Article V relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected at each annual meeting of stockholders to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
During any period when the holders of any series of Preferred Stock have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.
Effective as of the closing of the Corporation’s first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, subject to the rights of the holders of any series of Preferred Stock, the Board of Directors shall be divided into three classes (the “Classified Board”), as nearly equal in number as possible and designated as class one (1)

Directors (“Class I Directors”), class two (2) Directors (“Class II Directors”) and class three (3) Directors (“Class III Directors”). The Board of Directors is authorized to assign members of the Board of Directors already in office at the time of the closing of the Corporation’s first public offering, or who have agreed to become directors subject to the closing of such public offering, as Class I Directors, Class II Directors and Class III Directors, which assignments shall become effective at the same time that the Classified Board becomes effective. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this amendment to the Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this amendment to the Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this amendment to the Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this amendment to the Certificate, successors to the class of Directors whose term expires at that annual meeting shall be elected to hold office until the third succeeding annual meeting. Subject to the rights of the holders of any series of Preferred Stock, if the number of Directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of Directors in each class as nearly equal as possible. Subject to the rights of the holders of any series of Preferred Stock, if the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board of Directors, there shall be no classification of the additional Directors until the next annual meeting of stockholders.
4.Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a single remaining Director, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Director for which the vacancy was created or occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.
5.Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only (i) for cause and (ii) by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of Directors.
ARTICLE VI: LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENTS OF EXPENSES; RENUNCIATION OF CORPORATE OPPORTUNITIES
A.Limitation on Liability
To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of Directors, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.
B.Indemnification and Advancement of Expenses
The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by law as it exists on the date hereof or as it may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a Director or an officer of the Corporation or, while a Director or an officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all liabilities and losses suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding. Such right to indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Notwithstanding the preceding sentences, the Corporation shall not be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee, whether initiated in such Indemnitee’s capacity as a Director or officer or in any other capacity, or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof), unless the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized or consented to by the Board of Directors of the Corporation.
C.Renunciation of Corporation Opportunities
1.Corporate Opportunity. To the fullest extent permitted by the laws of the State of Delaware, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any Affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee or Director of the Corporation or its subsidiaries; (b) no stockholder and no Director, in each case, that is not an employee of the Corporation or its subsidiaries, will have any duty to refrain from (x) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (y) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any stockholder or any Director, in each case, that is not an employee of the Corporation or its subsidiaries, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such stockholder or such Director or any of their respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such stockholder or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such stockholder or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Article VII(C) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director or employee of the Corporation or its subsidiaries.
Solely for purposes of this Article VII(C), the following terms shall have the meanings assigned below:
(a)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.
(b)“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise.
(c)“Person” means any individual, corporation, partnership, unincorporated association or other entity.

2.Corporate Opportunity. To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (b) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity (c) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
3.Liability. No stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) solely by reason of any activities or omissions of the types referred to in this Article VII(C), except to the extent such actions or omissions are in breach of this Article VII(C).
D.Effect of Amendment
No amendment to, or modification or repeal of this Article VI, nor the adoption of any provision of this Certificate inconsistent with this Article VI, shall adversely affect any right or protection of an Indemnitee existing hereunder with respect to any acts or omissions occurring before such amendment, modification, repeal or adoption of an inconsistent provision.
ARTICLE VII: MEETINGS OF STOCKHOLDERS
A.Stockholder Action by Written Consent
No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent; provided, however, that, subject to the rights of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, for so long as 2118769 Ontario Inc., Fruzer Inc., 2208742 Ontario Inc., 2208744 Ontario Inc., HF I Investments LLC, HF II Investments LLC, HF III Investments LLC, Hawthorn Limited Partnership, Hydrofarm Co-Investment Fund, LP, Arch Street Holdings I, LLC and Payne Capital Corp., together with their respective affiliates or successors, collectively beneficially own (directly or indirectly), in the aggregate, at least fifty percent (50%) of the then issued and outstanding Common Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by stockholders holding at least a majority of the total voting power of all the then-outstanding shares of the Corporation then entitled to vote entitled on the subject matter thereof.
B.Special Meetings of Stockholders
Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors pursuant to a resolution approved by a majority of the total number of Directors that the Corporation would have if there were no vacancies or (b) the
ARTICLE VIII: AMENDMENTS TO THE CERTIFICATE AND BYLAWS
A.Amendments to the Certificate
Notwithstanding any other provisions of this Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles V, VI, VII or this Article VIII may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Corporation then entitled to vote generally in an election of Directors, voting together as a single class.
B.Adoption, Amendment and Repeal of the Bylaws
In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws, subject to the power of the stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the Bylaws, and notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the stockholders of any particular class or series of the Corporation required by law, the Bylaws or any series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in an election of Directors, voting together as a single class, shall be required to make, alter, amend or repeal the Bylaws.
ARTICLE IX: EXCLUSIVE JURISDICTION
A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former Director, officer or other employee of the Corporation arising out of or pursuant to any provision of the DGCL or this amendment to the Certificate or the Bylaws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this amendment to the Certificate or the Bylaws (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware or (vi) any action asserting a claim governed by the internal affairs doctrine against the Corporation or any Director, officer or other employee of the Corporation, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article IX shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.
B. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
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